Exhibit 10.1

Mr. Wayne Pastore

7 Technology Park Dr.

Westford, MA  01886

April 29, 2010

Dear Wayne:

This letter confirms that, effective today, you have accepted the role of Senior Vice President and Chief Financial Officer of Sonus Networks, Inc. (the “Company”).  Your current duties as Vice President, Finance, Chief Accounting Officer and Corporate Controller will be transferred as soon as acceptable candidate(s) are identified and/or hired; until that time, you will retain those duties.  As Senior Vice President, Treasurer and Chief Financial Officer of the Company, your compensation will be increased as follows:

1.             Base Salary. Your will receive a base salary of $285,000, effective today.

2.             Bonus at Target. Your annual bonus at target will equal sixty percent (60%) of your then-current base salary.

3.             Retention Bonus. You will receive the full $125,000 retention bonus to which you are entitled pursuant to the letter you received from the Company dated February 18, 2010, at the time you assumed the duties of Interim Chief Financial Officer.  Payment of this retention bonus will be made promptly.

You are, and will remain, an employee at will; nothing in this letter constitutes a guaranty of employment for any particular period.  Capitalized terms not defined herein have the meanings given to them in your employment letter dated October 2, 2008.  Except as modified by this letter, the terms of your October 2, 2008 employment letter remain in full force and effect.  The letter agreement you received from the Company on February 18, 2010 is hereby superseded and is, therefore, of no further force or effect.

Sincerely,

/s/ Kathy Harris

Kathy Harris
Vice President of Human Resources

ACCEPTED:

/w/ Wayne Pastore
Wayne Pastore

Date: 4/29/10